UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 23, 2005

Date of Report (date of earliest event reported)

INTRAWARE, INC.

(Exact name of Registrant as specified in charter)

Delaware	000-25249	68-0389976
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

25 Orinda Way
Orinda, California 94563

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (925) 253-4500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 — Securities and Trading Markets

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 23, 2004,  Intraware, Inc. (the “Company”)  received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that, for 30 consecutive business days, the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for continued listing under NASD Marketplace Rule 4310(c)(4) (the “Rule”) and that, in accordance with NASD Marketplace Rule 4310(c)(8)(D), the Company had 180 calendar days (until August 22, 2005) to regain compliance.  If, at any time before August 22, 2005, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will notify the Company that it complies with the Rule.  If the Company does not regain compliance by August 22, 2005, the Company may be granted an additional 180-day period (until February 22, 2006) to regain compliance if the Company meets The Nasdaq SmallCap Market initial listing criteria other than the minimum bid price requirement.  If the Company does not regain compliance with the Rule within the allotted compliance period (including any extensions that may be granted by Nasdaq), Nasdaq staff will provide written notice to the Company that its common stock will be delisted from The Nasdaq SmallCap Market.  At that time,  the Company would be entitled to appeal the staff’s determination to a Nasdaq Listing Qualifications Panel.  The Company is currently reviewing what actions it should take to regain compliance with the Rule.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 1, 2005	INTRAWARE, INC.

/s/ John J. Moss
John J. Moss
Vice President, General Counsel and Secretary